SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)   JUNE 11, 2002
                                                         ----------------


                                NTL INCORPORATED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                      0-30673                      13-4105887
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                           --------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.                            PAGE
-------    ----------------------------------                            ----

EXHIBITS
--------

On June 11, 2002, NTL Incorporated announced results for the three months ended March 31, 2002.

The full text of the Media Release is attached to this report as Exhibit 99.1.

ITEM 9.    REGULATION FD DISCLOSURE.
-------    -------------------------

On June 11, 2002, NTL Incorporated announced results for the three months ended March 31, 2002.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NTL INCORPORATED
                                              (Registrant)


                                          By: /s/ Richard J. Lubasch
                                              ---------------------------------
                                              Name:  Richard J. Lubasch
                                              Title: Executive Vice President -
                                                      General Counsel

Dated: June 11, 2002

                                 EXHIBIT INDEX
                                 -------------

Exhibit
-------

99.1    Media release, dated June 11, 2002

                                                                  Exhibit 99.1

NTL LOGO



New York, New York, June 11th 2002 (OTC BB: NTLDE)

NTL INCORPORATED ANNOUNCES RESULTS FOR THREE MONTHS ENDED 31 MARCH 2002

FIRST QUARTER PROGRESS

o Company performing to plan in a challenging environment

o Revenue steady, EBITDA margins improving and capital expenditure reduced

o Achieved substantial progress on Company's planned recapitalization

Financial Highlights *
(In (pound) millions)
(In (pound)millions)                         Q1 - 2002         Q1 - 2001
-----------------------------       ---------------------  -------------------
REVENUE
-----------------------------
Home                                      (pound)340           (pound)318
Business                                         151                  137
Broadcast                                         49                   47
TV Programming                                     7                    5
NTL Europe                                        80                   78
                                                  --                   --

Continuing Operations                            627                  585
Discontinued Operations                           12                   29
                                                  --                   --
Total Revenues                            (pound)639           (pound)614

EBITDA
Continuing Operations                            172                   83
Discontinued Operations                            5                    3
                                                   -                    -
Total EBITDA **                           (pound)177            (pound)86

Total EBITDA Margin % **                         28%                  14%
-----------------------------
*    Discontinued  operations  comprise  NTL  Australia,   CWC  Off-Net  and  1G
     Networks.  The financial results and commentary on pages 11 to 14 are shown in accordance with FAS 144 and therefore  include only NTL Australia within discontinued operations.

** The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results for the three months ended 31 March 2002". This definition is consistent across the periods referred to in this release.

RECAPITALIZATION UPDATE

We announced on 8 May 2002 that we had filed our previously announced Chapter 11 "prearranged" plan of reorganization under U.S. law. As set forth in our plan of reorganization, the Company, a steering committee of our lending banks and an unofficial committee of our public bondholders (holding over 50% of the face value of NTL and our subsidiaries' public bonds) have reached an agreement in principle on implementing the terms of the recapitalization plan to strengthen our balance sheet, reduce debt and put an appropriate capital structure in place for our business. In addition, France Telecom and another significant holder of our preferred stock have also agreed to the plan.

On 24 May 2002, we filed an amended plan of reorganization and a disclosure statement. The court has set 12 July 2002 as a hearing date to consider approval of the disclosure statement.

As previously announced, under the proposed recapitalization plan, approximately $10.9 billion in debt will be converted to equity in two reorganized companies - NTL UK and Ireland and NTL Euroco. In addition, we have received from certain members of the bondholder group a commitment of up to $500 million in new financing for our UK and Ireland operations during the recapitalization process, subject to final approval by the court. This new financing will further ensure that we have access to sufficient liquidity to continue ordinary operations.

BUSINESS REVIEW

NTL continues to concentrate on delivering solid operational results against the challenging backdrop of the recapitalization process and a negative climate for competitive telecoms overall. During the first quarter of 2002, NTL successfully maintained a `business as usual' approach with existing and potential customers, NTL associates and suppliers.

Revenues of (pound)627 million ($894m) and EBITDA of (pound)172 million ($246m) from continuing operations represent increases of 7% and 107%, respectively, compared to the first quarter of 2001.

NTL Home

NTL Home's first quarter results from continuing operations included revenues of (pound)340 million ($485m) and EBITDA of (pound)134 million ($191m), increases of 7% and 68%, respectively, over the same period last year. Revenue growth in NTL Home was driven by the take up of broadband and digital services and price increases. Recently, this growth has been partially offset by the reduction of our sales activity which has been scaled back during the recapitalization process. Furthermore, first quarter average revenues are historically lower than fourth quarter average revenues due to seasonal factors.

Margin improvement has been achieved through the reduction of direct costs for television programming and telephony interconnect and operating expenses. On an annualized basis network operating expenses and selling, general and administrative expenses in the first quarter were approximately (pound)170 million ($242m) lower than the comparable period last year.

NTL ended the quarter with approximately 2.8 million on-net customers, 108,000 off-net customers and 5.6 million service units. During the recapitalization process, we continue to focus on improving the quality of the customer experience, the provision of broadband services and the reduction of costs.

Monthly ARPU (average revenue per unit) was (pound)40.07 for the quarter, an increase of (pound)3.07 per month as compared to Q1 2001. The increase in ARPU was a result of the combination of successful upsell efforts for digital cable and broadband products and price increases. The decline in ARPU as compared to Q4 2001 was as seasonally expected and also reflects lower installation revenues.

NTL has made substantial progress in the take up of its broadband Internet products, establishing itself as the UK's market leader in broadband Internet services with over 250,000 customers today. As OFTEL recently reported, the UK now has over half a million high-speed broadband connections, and NTL estimates that over 70% of broadband homes use a cable modem. Demand is also growing for NTL's unique premium 1-megabit service that was launched in March 2002, with nearly 4,000 customers now taking the super-high-speed service.

Our focus on customer service has produced significantly improved results in the quarter; churn has declined to 17.9% in Q1 from 21.3% in Q4 2001. Other key performance indicators for telephone answering and fault reductions continue to improve throughout the regions.

We will continue to enhance our customer proposition throughout 2002. On 29 May, we successfully launched an enhanced version of our digital TV service through the addition of 25 new TV channels and 17 new radio channels, and a simplified channel-pricing plan. NTL Home will also be enhancing its interactive TV service through the summer, beginning with improved functionality for our broadcast of the World Cup.

NTL Business

NTL Business' Q1 2002 revenues increased 10% to (pound)151 million ($215m) as compared to Q1 2001, and EBITDA increased to (pound)56 million ($80m), up 37% from Q1 2001. The recapitalization process and the general climate for competitive telecoms service providers has had a more significant impact on NTL's Business revenues than on those of either NTL Home or NTL Broadcast. Nevertheless, the financial performance of NTL Business has improved through tight control of direct costs and operating expenses.

As of 31 March, NTL Business delivered voice, data and Internet services via our high capacity local and national networks to 78,000 customers, an increase of 1,000 customers from the same period in 2001. The average number of lines per customer is 5.1, an increase of 0.4 lines per customer since Q1 2001.

NTL Business is divided into three divisions: Retail, Managed Network Services and Carrier Services.

The Retail division targets small businesses, public sector organizations and other medium sized businesses, and develops standardized bundled products and services targeted at the 570,000 business premises in our local network that are within approximately 200 meters of an existing duct. Our competitive advantage lies not just in our attractive product range, but also derives from our local loop infrastructure and our ability to offer broadband services.

Managed Network Services (MNS) capitalizes on NTL's long history of providing specialized integrated communications solutions. MNS installs and operates complex communications networks for larger companies and institutions and includes wholesale Internet (VISP), Public Safety, Enterprise, and Mobile operations.

Even in the current climate, NTL Business continues to win significant contracts. In MNS, NTL was awarded a three year, (pound)15 million ($21m) contract by the Thames Valley Police consortium to provide digital migration and managed services for a total of five police forces: Thames Valley, Cambridgeshire, Bedfordshire, Hertfordshire and Dorset.

Our carrier services division offers wholesale capacity and interconnect services over our local, national and international facilities.

NTL Broadcast

NTL Broadcast's first quarter results from continuing operations included revenues of (pound)49 million ($70m) and EBITDA of (pound)25 million ($36m) representing growth of 4% and 9%, respectively, from the same period last year.

On 22 February 2002, NTL announced an agreement to sell the NTL Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million ($448m) in an all cash transaction which closed on 2 April 2002. Comparative results throughout this release have been restated to reflect the presentation of NTL Australia as a discontinued operation.

NTL Broadcast now comprises two main businesses: (1) broadcast transmission services for digital and analogue television and radio; satellite and media services for programmers, news agencies, sports broadcasters and production companies including satellite uplink, studio playout and outside broadcast services (Media Solutions) and (2) rental of antenna space on the Company's owned and leased towers and sites and the provision of associated services to a variety of carriers operating wireless networks (Wireless Solutions).

In March 2002, NTL Broadcast won a (pound)40 million ($57m), ten-year contract renewal to continue transmission of the S4C television channel across Wales.

Having already passed the 200-channel milestone our satellite services business continues to grow. In the first quarter, NTL's satellite uplinking services signed contracts with channel providers amounting to over (pound)1 million per annum in revenue including three-year deals with ESPN and Zee TV.

NTL Broadcast has won further digital radio orders from Score Digital covering two areas in Scotland (Ayrshire and Dundee/Perth). The `design & build' contract, requiring no capital investment by NTL, was combined with a 12-year maintenance agreement.

Wireless Solutions continues to perform well in its core activity of providing shared sites and installation services to the mobile communications industry as demand for radio sites continues to be steady.

TV Programming

Revenue for our TV programming subsidiary in Q1 2002 of (pound)7 million ($10m) represents a 40% increase from Q1 2001. Losses attributable to Classic Sport have been reduced, resulting in EBITDA for Q1 of -(pound)2 million (-$3m) a 33% improvement over Q1 2001.

Shared Services

Shared services costs of (pound)62 million ($88m) in Q1 2002 declined by 16% as compared to Q1 2001, as a result of cost reduction and efficiency improvements in Networks, IT, Finance and HR.

Capital Expenditure - UK

UK capital expenditure from continuing operations was (pound)101 million ($144m) in the first quarter 2002, a reduction of approximately 60% compared with the fourth quarter 2001. Capital spending has been reduced by focusing customer acquisitions on high value, "low capex customers" (i.e., pre-wired homes, triple play customers, on-net buildings etc), virtually eliminating all discretionary spend and implementing only currently contracted spending commitments.

NTL Europe

NTL Europe's first quarter results from continuing operations included revenues of (pound)80 million ($114m), a 3% increase from Q1 2001, and EBITDA of (pound)21 million ($30m), a 31% increase from Q1 2001.

NTL Europe currently consists of wholly owned Cablecom (Switzerland), and NTL Ireland (Cablelink), as well as equity investments in B2 in Sweden (34%), Noos in France (27%) and iesy (formerly known as eKabel) in Germany (32.5%). Under the proposed terms of the recapitalization plan, NTL's investment in Noos will be transferred to France Telecom and NTL Ireland will become part of the new NTL UK and Ireland company.

Cablecom

Continuing focus on operating efficiencies and return on investment were the priority throughout the European franchises for Q1 2002. At Cablecom, the EBITDA margin increased from 22% in Q1 2001 to 27% in Q1 2002. The EBITDA improvement is a result of increased focus on a profitable revenue mix, as well as the impact of Q4 2001 redundancy and cost reduction programs. Consumer and business services continued to show strong growth, while retail and third party engineering businesses were weaker in both revenue and EBITDA caused by lower consumer spending and the reduced market for network upgrades respectively.

Consumer services growth was a result of increased subscriber numbers and upselling new services to customers. During the first quarter, Cablecom increased its broadband customer base to 84,500 and its digital TV customers to approximately 54,000.

In May 2002, in conjunction with NTL's recapitalization plan, the banking syndicate for Cablecom agreed a plan for the continued funding of Cablecom until 30 April 2003, which may be extended by the relevant banks to 31 December 2003. In addition, the agreement reached with the banking syndicate requires NTL to engage UBS Warburg by 31 August 2002 to advise in connection with an outside investment in or sale of all or part of the Cablecom group.

NTL Ireland

NTL Ireland has successfully achieved its major objective of making its digital television service available to over 85% of its networks in Dublin, Galway and Waterford.

In addition, penetration has reached almost 20% in the initial target area for the cable modem trial that commenced late last year. This is particularly encouraging given that total Internet penetration in this area is estimated at 35%.

Capital Expenditure

Capital expenditure at NTL Europe from continuing operations amounted to (pound)14 million ($20m) for Q1 2002, a reduction of over 60% compared with Q4 2001. Capital expenditure was primarily related to customer premise equipment as well as network and in-home wiring upgrades for delivery of broadband and digital services. As of 30 March 2002, Cablecom had upgraded over 83% of its network backbone and over 1 million homes are two-way digital ready. Although capital expenditure is expected to increase through the end of the year, we expect a continued focus on success-based capital expenditure to reduce total 2002 capital expenditure as compared to 2001.

Equity Investments

iesy, NTL Europe's 32.5% owned asset in Germany, is focusing on the expansion of its cable network in Hessen to provide broadband cable modem services initially, and later digital television.

B2, NTL Europe's 34% owned asset in Sweden, increased its fiber to the home subscribers by 15% over Q4 2001, ending the first quarter with approximately 80,000 customers and with penetration of over 36% of homes marketed.

Noos, NTL Europe's 27% owned asset in France, ended Q1 2002 with 105,000 cable modem subscribers and 348,000 digital TV subscribers. These results reflect the contribution of the NTL 1G Networks assets to Noos in November 2001.

Other Q1 Developments

NTL Incorporated and certain of its officers have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that NTL failed to accurately disclose its financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court.

NTL does not know of any facts that would support these allegations, and intends to defend the lawsuits vigorously.

Financial Review*

Revenue Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q1-2002         Q4-2001          Q3-2001          Q2-2001         Q1-2001
----------------------------------------------------------------------------------------------------------------------

Continuing Operations

    HOME                              (pound) 340     (pound) 352      (pound) 342      (pound) 337     (pound) 318

    BUSINESS
      Retail                                   56              62               58               62              59
      MNS                                      74              72               72               57              61
      Carrier Services                         21              18               24               20              17
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                151             152              154              139             137

    BROADCAST
      Media                                    39              41               40               41              39
      Wireless                                 10              11               10                8               8
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 49              52               50               49              47

    TV PROGRAMMING                              7              13                5                5               5

    NTL EUROPE
      Cablecom                                 66              80               58               68              68
      Cablelink                                14              12               11               10              10
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 80              92               69               78              78

    REVENUE                           (pound) 627     (pound) 661      (pound) 620      (pound) 608     (pound) 585

    Discontinued Operations

      Australia                       (pound)  12     (pound)  11      (pound)  11      (pound)  10     (pound)  10
      CWC Off-Net                               -               4               12               14              17
      1G Networks                               -               2                2                2               2
                                   ---------------  --------------   --------------  ---------------  --------------

    TOTAL REVENUES                    (pound) 639     (pound) 678      (pound) 645      (pound) 634     (pound) 614
----------------------------------------------------------------------------------------------------------------------

*    During  the  second  half  of  2001  the UK  Businesses  commenced  a major reorganization  into the three main trading divisions,  Home,  Business and
     Broadcast,   supported  by  a  smaller  Shared  Services   division.   This
     reorganization  became fully  effective from January 2002 and  consequently the Revenue and EBITDA analysis in the Financial Review is presented in the
     revised  structure  and  prior  period   comparatives  have  been  restated
     accordingly.


EBITDA Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q1-2002         Q4-2001          Q3-2001          Q2-2001         Q1-2001
----------------------------------------------------------------------------------------------------------------------

Continuing Operations

    HOME                              (pound) 134     (pound) 122      (pound) 103      (pound) 97       (pound) 80


    BUSINESS
      Retail                                   23              29               21               20              15
      MNS                                      18              21               18               15              16
      Carrier Services                         15              15               19               10              10
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 56              65               58               45              41

    BROADCAST
      Media                                    21              19               22               23              20
      Wireless                                  4               4                4                2               3
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 25              23               26               25              23

    SHARED SERVICES
      Networks                                (14)            (10)             (20)             (19)            (18)
      Corporate Support/IT                    (48)            (40)             (57)             (55)            (56)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                (62)            (50)             (77)             (74)            (74)

    TV PROGRAMMING                             (2)            (33)              (4)              (2)             (3)

    NTL EUROPE
      Cablecom                                 18              24               18               18              15
      Cablelink                                 3               3                2                1               1
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 21              27               20               19              16

    EBITDA                            (pound) 172     (pound) 154      (pound) 126      (pound) 110      (pound) 83


Discontinued Operations

      Australia                       (pound)   5     (pound)   5      (pound)   5      (pound)   4      (pound)  4
      CWC Off-Net                               -               1                4                3               3
      1G Networks                               -              (1)              (3)              (2)             (4)
                                   ---------------  --------------   --------------  ---------------  --------------

    TOTAL EBITDA                      (pound) 177     (pound) 159      (pound) 132      (pound) 115      (pound) 86

----------------------------------------------------------------------------------------------------------------------



           Financial Results for the three months ended March 31 2002
                      (in $ millions except per share data)



                                                                        Three Months Ended
                                                                             March 31,
                                                                ------------------------------------
                                                                      2002               2001
Revenues
Consumer telecommunications and television..                         $608.4             $610.9
Business telecommunications                                           215.6              201.2
Broadcast transmission and other                                       70.0               68.1
                                                                ------------------ -----------------
                                                                      894.0              880.2
Costs and expenses
Operating expenses                                                    435.8              438.7
Selling, general and administrative expenses                          212.3              322.2
                                                                ------------------ -----------------
                                                                      648.1              760.9
                                                                ------------------ -----------------
EBITDA                                                                245.9              119.3

Recapitalization expense                                               45.8                     -
Other charges                                                           2.6                7.4
Corporate expenses                                                     13.6               12.5
Depreciation and amortization                                         395.6              755.2
                                                                ------------------ -----------------
Operating (loss)                                                     (211.7)            (655.8)

Other income (expense)
Interest income and other, net                                         15.1                9.0
Interest expense                                                     (371.9)            (355.1)
Share of (losses) from equity investments                             (48.9)             (42.9)
Foreign currency transaction (losses)                                  (5.0)             (13.7)
                                                                ------------------ -----------------
(Loss) before income taxes and discontinued operations               (622.4)          (1,058.5)
Income tax benefit                                                     22.0               16.1
                                                                ------------------ -----------------
(Loss) from continuing operations                                    (600.4)          (1,042.4)
Discontinued operations:
   Loss from operations of NTL Australia                               (1.0)              (1.9)
   Income tax benefit                                                   1.2                1.4
                                                                ------------------ -----------------
Income (loss) from discontinued operations                              0.2               (0.5)
                                                                ------------------ -----------------
Net (loss)                                                           (600.2)          (1,042.9)
Preferred stock dividends                                             (98.4)             (65.1)
                                                                ------------------ -----------------
Net (loss) available to common shareholders.                        $(698.6)         $(1,108.0)
                                                                ================== =================

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations                                  $(2.53)            $(4.04)
  Income (loss) from discontinued operations                                 -                  -
                                                                ------------------ -----------------
  Net (loss) per common share                                        $(2.53)            $(4.04)
                                                                ================== =================

  Weighted average shares                                             276.0              274.5
                                                                ================== =================

DISCUSSION OF FIRST QUARTER RESULTS

We expect our growth in 2002 to be curtailed by funding constraints. Although our current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, our cash constraints present many challenges to the successful execution of the plan. We are conserving cash through a reduction in capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations while reducing the number of new customers, we must reduce and limit customer churn. We intend to continue to improve our customer service and increase our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service.

Our plan to reduce churn and to increase ARPU includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our ARPU and results of operations will be adversely affected.

Media speculation regarding our financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the effect of that publicity on our brand name, we may find it difficult to convince SMEs to become our customers. We believe our recapitalization process and the general climate for alternative telecom carriers affected our revenues in the first quarter of 2002 as prospective customers began deferring orders. Even if we successfully complete the recapitalization process, there is no assurance that the negative publicity will not adversely impact our results of operations or have a long-term negative effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations.

There can be no assurance that we will successfully complete a recapitalization or financing in a timely manner in order to sustain our operations.

On April 2, 2002, we announced the completion of the sale of our Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850.0 million (US$448.0 million) in an all cash transaction. The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$581.0 million (approximately US$306.0 million). We recognized a gain on the sale of approximately US$15.0 million in April 2002. NTL Australia is accounted for as a discontinued operation, and accordingly, NTL Australia is excluded from the results of continuing operations for the three months ended March 31, 2002 and 2001.

The results of continuing operations on page 11 for the three months ended March 31, 2001 include CWC Off-Net and 1G networks, both of which were sold in the fourth quarter of 2001.

Consumer telecommunications and television revenues decreased to $608.4 million from $610.9 million as a result of changes in foreign currency exchange rates. These revenues in U.K. pounds increased to (pound)426.7 million from (pound)419.0 million. The increase in revenues was due to price increases and upselling new services to customers. The increase was partially offset by customer reductions due to the sale of part of our indirect access telephony business in October 2001, a reduction in the customer base due to disconnects and a reduction in sales activity.

Business telecommunications revenues increased to $215.6 million from $201.2 million. In Q1 2002, we recognized approximately $10.0 million of deferred revenue due to the termination of a long-term contract. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $31.1 million of the revenue in 2002.

Broadcast transmission and other revenues increased to $70.0 million from $68.1 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

In 2002 and 2001, the substantial majority of revenues in all segments were derived from operations in the UK.

Operating expenses (including network expenses) decreased to $435.8 million from $438.7 million primarily as a result of decreases in telephony interconnection and television programming costs. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $25.5 million of the operating expenses in 2002. Operating expenses as a percentage of revenues declined to 48.7% in 2002 from 49.8% in 2001.

Selling, general and administrative expenses decreased to $212.3 million from $322.2 million, which reflects various cost savings efforts including restructurings announced in the fourth quarter of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.7% in 2002 from 36.6% in 2001.

Recapitalization expense of $45.8 million in 2002 includes $8.8 million for employee retention related to substantially all of our U.K. employees and $37.0 million for financial advisor, legal, accounting and consulting costs. We expect to incur approximately $50.0 million of additional recapitalization costs until we complete the process.

Other charges of $2.6 million in 2002 include restructuring charges of $1.6 million and costs incurred for information technology integration and for business rationalization consulting of $1.0 million. Other charges of $7.4 million in 2001 were for information technology integration and for business rationalization consulting. NTL Ireland incurred the restructuring charges in 2002 for severance and related expenses for 55 employees. The other costs were incurred by Cablecom in 2002 and by NTL UK in 2001.

Corporate expenses increased to $13.6 million from $12.5 million primarily due to an increase in legal, accounting, other professional and employee related costs.

Depreciation and amortization expense decreased to $395.6 million from $755.2 million due to the adoption of SFAS No.142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Depreciation and amortization expense in the three months ended March 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $387.9 million, would have been $367.3 million. The increase in 2002 as compared to 2001 as adjusted is primarily due to an increase in depreciation of telecommunications and cable television equipment.

Interest income and other, net increased to $15.1 million from $9.0 million primarily as a result of an increase in cash available for investment.

Interest expense increased to $371.9 million from $355.1 million due to additional borrowings under credit facilities and the issuance of additional debt subsequent to March 31, 2001. Interest of $244.3 million and $225.2 million was paid in cash in the three months ended March 31, 2002 and 2001, respectively.

Share of losses from equity investments increased to $48.9 million from $42.9 million primarily due to the acquisition of the interest in Noos in May 2001.

Foreign currency transaction losses decreased to $5.0 million from $13.7 million primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should", "intend", "plan," "will," "expects," "estimates", "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks (including those risks identified in the Company's annual report on Form 10-K for the year ended 31 December 2001), uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: the ability of the Company to complete the recapitalization process, the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Copies of a prospectus under the UK Public Offers of Securities Regulations 1995 in relation to the proposed issue of shares of common stock and warrants by NTL UK and Ireland under the plan of reorganization will be published in due course and will be available following publication free of charge at NTL's offices at Bartley Wood Business Park, Hook, Hampshire RG27 9UP, UK, during normal business hours on any weekday (excluding Saturdays and public holidays) for so long as the rights offering comprised in the plan remains open for acceptance.

For more information contact:

In the US:

Analysts, Debt and Equity Holders:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President - Corporate Finance and Development Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com
                                         ---------------------------

Media:
Brunswick Group, Steve Lipin/Tim Payne
Tel: (+1) 212 333 3810

In the UK:

Analysts, Debt and Equity Holders:
Virginia McMullan, +44 (0)20 7909 2144, or via e-mail
  at investorrelations@ntl.com
     -------------------------

Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Malcolm Padley, Media Relations, +44 (0)1256 753408 / 07788 978199


Buchanan Communication, Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000


APPENDIX
Operating Statistics as of
March 31, 2002
(subscriber totals in thousands)

                          --------------------------------------------------------------------------
                              NTL         NTL       Cablecom       Noos       eKabel        B2
                                                                                                    ------------------------
                             (UK)      (Ireland)     (Swiss)     (France)    (Germany)   (Sweden)     Equity       Gross
                          --------------------------------------------------------------------------------------------------
RESIDENTIAL

Ownership Interest               100%        100%      100% (1)       27.0%       32.5%       34.0%

Homes in Franchise           11,411.2       444.6       1,903.1     3,447.0     2,800.0       297.9    15,514.4    20,303.8
Homes passed                  8,404.1       444.6       1,903.1     2,857.1     1,920.1       229.0    12,038.6    15,758.1
Homes marketed (Telco)        7,506.4        20.0             -        10.0           -           -     7,529.1     7,536.4
Homes marketed (CATV)         7,729.8       444.6       1,740.5     2,804.0     1,920.1       220.0    11,208.8    14,859.0

Customers                     2,766.6       371.5       1,587.1     1,000.8     1,279.3        79.9     5,284.6     7,085.1
                          --------------------------------------------------------------------------------------------------
   Dual/Triple RGU            1,983.9         4.6          84.5        82.3           -           -     2,094.0     2,155.3
   Single RGU                   782.7       366.9       1,502.6       918.5     1,279.3        79.9     3,190.6     4,929.8

CATV                          2,186.0       371.5       1,587.1       976.1     1,279.3           -     4,670.2     6,400.0
                          --------------------------------------------------------------------------------------------------
     Digital                  1,235.1        15.7          53.7       348.4           -           -     1,395.3     1,652.9
     Analog                     950.9       334.8       1,533.4       229.8     1,279.3           -     3,146.5     4,328.2
     Antenna                        -        21.0             -       397.9           -           -       128.4       418.9

Telephone                     2,524.0         4.6             -         2.3           -           -     2,529.2     2,530.9

Internet                        902.8         1.9         247.6       104.7           -        79.9     1,206.5     1,336.8
                          --------------------------------------------------------------------------------------------------
    Dial-Up                     682.0         1.4         163.1           -           -           -       846.5       846.5
    Digital TV Access            37.5           -             -           -           -           -        37.5        37.5
    Broadband                   183.3         0.5          84.5       104.7           -        79.9       322.5       452.9

RGUs (TV, Telco, BB)          4,893.3       376.6       1,671.6     1,083.1     1,279.3        79.9     7,521.9     9,383.7
Service Units (TV,
Telco, Int)                   5,612.8       378.0       1,834.7     1,083.1     1,279.3        79.9     8,405.9    10,267.7

RGUs/Customer                    1.77x       1.01x         1.05x       1.08x       1.00x       1.00x       1.42x       1.32x
Service Units/Customer           2.03x       1.02x         1.16x       1.08x       1.00x       1.00x       1.59x       1.45x

Penetration:
   CATV                         28.3%       83.6%         91.2%       34.8%       66.6%        0.0%       41.7%       43.1%
   Telephone                    33.6%       23.0%            --       22.7%          --          --       33.6%       33.6%
   Customer                     35.8%       83.6%         91.2%       35.7%       66.6%       36.3%       47.1%       47.7%
   RGU                          63.3%       84.7%         96.0%       38.6%       66.6%       36.3%       67.1%       63.2%
   Service Unit                 72.6%       85.0%        105.4%       38.6%       66.6%       36.3%       75.0%       69.1%
   Dual / Triple                71.7%        1.2%          5.3%        8.2%        0.0%        0.0%       39.6%       30.4%

Quarterly Growth:
   Customers                   (73.4)         1.7           4.1        61.2      (20.4)        10.2      (54.9)      (16.7)
   RGUs                        (76.0)         1.4          21.3        67.7      (20.4)        10.2      (39.6)         4.1

Off-Net Telephony              107.7         2.4             -           -           -           -       110.1       110.1
                          --------------------------------------------------------------------------------------------------
   Telephone                    25.2           -             -           -           -           -        25.2        25.2
   Telephone + Internet         82.5         2.4             -           -           -           -        84.9        84.9

BUSINESS DIVISION

Business Customers               78.0         0.2           3.6        35.6           -           -        91.5       117.4
Business Lines                  398.0         1.9             -           -           -           -       399.9       399.9
Active wholesale Internet Subs  535.6         0.2             -           -           -           -       535.8       535.8

TOTAL CUSTOMERS               3,487.9       374.3       1,590.7     1,036.4     1,279.3        79.9     6,021.9     7,848.4
TOTAL SERVICE UNITS           6,736.6       384.9       1,834.7     1,083.1     1,279.3        79.9     9,536.5    11,398.3

(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,500 homes passed, 162,000 homes marketed, 153,700 subscribers, 1,200 broadband Internet subscribers and 155,000 RGUs.